Exhibit 99.1

Contact:                           Robert E. Wheaton

                                                                        President, CEO

                                                                        Star Buffet, Inc.

                                                                        (480) 425-0397

FOR IMMEDIATE RELEASE:  Wednesday, March 12, 2008

STAR BUFFET, INC. ANNOUNCES DIVIDEND

SCOTTSDALE, AZ — March 12, 2008 — Star Buffet, Inc. (NASDAQ: STRZ) a multi-concept restaurant operator today announced that the Board of Directors has authorized payment of the Company’s annual dividend of $0.60 per common share.  This is the fifth consecutive year the Company has paid an annual dividend which this year is payable on June 4, 2008 to shareholders of record on May 6, 2008.

Robert E. Wheaton, Star Buffet’s President and CEO stated, “This payment reflects the Board’s confidence that the Company’s restructured portfolio of restaurants will provide profitable growth and enhanced cash generating capabilities.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 29,  2007 and other filings with the Securities and Exchange Commission. Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of March 12, 2008, Star Buffet, through its subsidiaries, operates 20 Barnhill’s Buffet restaurants, 12 franchised HomeTown Buffets, seven JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, three 4B’s restaurants, three Holiday House Family restaurants, three Western Sizzlin restaurants, two K-BOB’s Steakhouses, two JJ North’s Country Buffet, one Pecos Diamond Steakhouse, one Bar H Steakhouse and one Casa Bonita Mexican theme restaurant.

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